EXHIBIT 10.6

STRICTLY CONFIDENTIAL
Enraf-Nonius B.V.
Rontgenweg 1
P. O. Box 810
2600 AV DELFT


      TW/BuS                           May, 29th 1998

Dear Sirs,

With reference to the recent conversations between Messrs. M. Barbour, D. D. Sudduth and T. Mathews on your part and Messrs. Th.J. Wischhoff and B. J. van Someren on our part, we have the pleasure in confirming to you that we are willing to grant Enref-Nonius B. V. a credit facility up to the maximum amount of:

NLG 16,000,000 (IN WORDS:  SIXTEEN MILLION DUTCH GUILDERS),

or the countervalue thereof in convertible currencies, if available to our bank.

The credit facility, which is at the disposal of Enraf-Nonius B.V. will be used for the financing of the stock and accounts receivable of your companies, and is valid until further notice.

Up to a maximum amount of NLG 8.000.000,--this facility can be used for the drawing of short term loans with a maturity of 3 or 8 months.

The credit facility may be used for overdrafts in current account, as well as for liabilities on account of the issuing of Letters of Credit and bank guarantees which are acceptable to us and for concluding forward and foreign exchange contracts for your account and risk, with a maximum maturity of 6 months. Liabilities will be deducted from your available credit line.

The total amount of your obligations and liabilities on account of the facility towards our bank, with due observance of the above mentioned maximum, may never exceed the sum of:

A. NLG 5.000.000,__(say: five million Dutch guilders), as long as the bank guarantee referred to below is in place;

B. 80% of the total amount of the claims and accounts receivable on NCM-insured debtors at our convenience, pledged to us in first ranking, which are not older than 90 days and which are no debts on companies belonging to the Henley-group:

C. 80% of the NCM-insured project based receivables with an extended maturity, pledged to us in first ranking, could be taken into account at our discretion.

Enraf-Nonius B.V.
Henley Healthcare B.V.
Delft                                2


CONDITIONS

Until further notice the following conditions will be applicable:

Debit interest NJG : 1% p.a. above the one month AIBOR (Amsterdam InterBank
                     Offered Rate).
Debit Interest USD : 1% p.a. above the one month LIBOR (London Interbank
                     Offered Rate).

Credit Interest NLG: the one month AIBOR minus 1% p.a.

Credit interest USD: the one month LIBOR minus 1% p.a.

The AIBOR/LIBOR will be adapted every Friday on basis of the then current AIBOR/LIBOR and will be applicable for the following week, unless extreme tension occurs on the money market.

Credit commission  :  nil

Turnover commission : nil

Arrangement fee     :  NLG 100,000,--, to be paid upon acceptance of this
                       facility.

The interest will be settled quarterly in arrear.

In all cases, other than those specifically arranged for in this letter, the standard rates and conditions that are usual with us, will apply.


COLLATERAL
As collateral for the due fulfillment of all obligations on any account whatsoever that your companies have, or will have towards us, will serve:

o joint and several liability between Enraf-Nonius B.V., Henley Healthcare B.V., Enraf-Nonius N.V., Enraf-Nonius S.A. and Enraf-Nonius
      Medizinelektronik GmbH. towards the bank, as to be described in the deed of joint and several liability;

o a first right of pledge on claims and accounts receivable on debtors of your companies, as to be described in the deed of pledge. Although this is a continuous obligation on your part, for

Enraf-Nonius B.V.
Henley Healthcare B.V.
Delft                                3

   practical reasons you are allowed, until further notice, to send us a pledge list once a month, at the beginning of each month;

o a first right of pledge on the business and trade stock of your companies, as to be described in the deed of pledge;

o a first right of pledge of the rights from the policy of the Nederlandse Credietverzekerings Maatschappij N.V. (NCM), as to be described in the deed of pledge. Our Bank will be agent for this policy;

o a first right of pledge on inventory and equipment of your companies, as to be described in the deed of pledge;

o a company guarantee by Henley Healthcare Inc. according to the enclosed draft;

o a first call Bank guarantee up to an amount of NLG 5.000.000,-- (say: five million Dutch guilders) and issued by a bank, acceptable to us;


CONDITIONS
Furthermore, the following conditions will apply to the offered credit facility:

- Notwithstanding our right of immediate revocation at any time, if (one of) your companies does(do) not fulfill any obligation towards our Bank, on any account whatsoever, or towards a third party, any amount due will be payable immediately.

- You will provide us annually, within six months after closing of the fiscal bookyear, with the consolidated financial statements of your companies and Henley Healthcare Inc., accompanied with an unqualified opinion to be issued by a chartered accountant;

- You will provide us each quarter, within one month after closing of the preceding quarter, with the balance sheet and profit and loss account (internal quarterly financial statements) of your companies and Henley Healthcare Inc. of the previous quarter;

- The sales and distribution organization in Belgium and Spain will be sold within one year after closing of this agreement resulting in annual savings. We would like to receive copies of the agreement(s) as soon as possible;

Enraf-Nonius B.V.
Henley Healthcare B.V.
Delft                                4

- The sales and distribution organization in Germany will be fully closed before 1 November 1998 resulting in annual savings. The sales and distribution organization in Germany will be transferred to your new agent within one month after closing of this agreement;

- Your company will not issue any collateral in favor of third parties, without our prior written consent;

- The credit facility may not be used for making profits of interest by concluding transactions, which can not be considered as normal operating business;

-  All banking business of your companies will be led through our Bank;

- Your companies will conclude and/or maintain adequate insurances for all operating activities, against risks and conditions as usual in your branch;

- You will inform us immediately about incidental or structural developments in the results of your companies;

- You will inform us in time about intended or expected material changes in the management or organization of your companies and companies belonging to the group;

- The present banker of your companies will release in writing all collateral, which have been established by your companies.

For the sake of good order it is mentioned that the credit facility will be at your actual disposal, when all the required and legally perfect deeds are in our possession.

Our general terms and conditions, of which a copy is enclosed, as well as the provisions in the respective deeds, form an integral part of this credit arrangement and will always be applicable.

In witness of the fact that you agree with the contents of this letter, we kindly request you to return the enclosed copy of this letter, dated, marked "approved", and legally signed on behalf of your companies on the last page and initialed on the previous pages.

Enraf-Nonius B.V.
Henley Healthcare B.V.
Delft                                5

We trust that this credit facility will be the start of a mutually fruitful relationship. Of course, we will always be prepared to explain the contents of this offer, which will be valid until June 5, 1998.

Yours faithfully,

BANQUE ARTESIA NEDERELAND N.V.


Th.J. Wischhoff                           E.J. Wils


'Having read and agreed with the above'


Enref-Nonius B.V., date:


Henley Healthcare B.V., date: